Exhibit 10.57

EXCISE TAX GROSS-UP AGREEMENT

THIS EXCISE TAX GROSS-UP AGREEMENT (this “Agreement”), by and between Horizon Therapeutics plc, a public limited company incorporated under the laws of Ireland (with registration number 507678) (the “Company”), and [EXECUTIVE] (the “Executive” and, together with the Company, the “Parties”) is effective as of [________], 2023 (the “Effective Date”).

WHEREAS, the Company has determined that the Executive is or may be a “disqualified individual” (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”));

WHEREAS, in connection with the transactions contemplated under the Transaction Agreement (the “Transaction Agreement”), by and among the Company, Amgen Inc., a Delaware corporation (“Parent”), and Pillartree Limited, a private limited company incorporated under the laws of Ireland (with registration number 730855) and a wholly owned Subsidiary of Parent (such transactions, the “Merger”), the Executive may receive payments and benefits that may be determined to be “excess parachute payments” (as such term is defined under Section 280G of the Code) that could be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”);

WHEREAS, the Parties acknowledge the uncertainty associated with determining the extent of any excess parachute payments; and

WHEREAS, the Company has agreed to provide the Executive with a gross-up payment pursuant to the terms of this Agreement in the event the Executive is required to pay the Excise Tax in connection with or contingent upon the Merger.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. If in connection with or contingent upon the Merger any (a) payments or benefits paid or provided, or to be paid or provided, to the Executive or for the Executive’s benefit pursuant to any agreement, policy, plan, arrangement or otherwise, (b) accelerated vesting of any equity or equity-based awards held by the Executive, or (c) lapse or termination of any restriction under any other agreement, policy, plan, program or arrangement or otherwise in connection with, or arising out of, the Executive’s employment with the Company or its subsidiaries or the termination thereof (each, a “Payment” and, collectively, the “Payments”) would be determined by the Accounting Firm (as defined below) to be excess parachute payments subject to the Excise Tax, then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all income taxes, all employment taxes and any Excise Tax imposed upon the Gross-Up Payment (including any related interest and penalties), the Executive retains an after-tax amount of the Gross-Up Payment equal to the Excise Tax (including any related interest and penalties) imposed upon the Payments. If the Company has determined, in its good faith discretion and in consultation with Parent and the Accounting Firm, that any and all Gross-Up Payments payable pursuant to this Agreement and each other Excise Tax Gross-Up Agreement that the Company entered into with any other employee or other service provider of the Company in connection with the Merger (collectively, the “Gross-Up Agreements”) have exceeded, or would exceed, $30 million in the aggregate, then the Executive’s Gross-Up Payment shall be reduced pro-rata, determined based on the Gross-Up Payment determined hereunder in relation to the aggregate amount of gross-up payments payable under all of the Gross-Up Agreements, such that the aggregate amount of the Gross-Up Payments payable hereunder and under the other Gross-Up Agreements do not exceed $30 million. To the extent such pro-rata reduction requires repayment of any Gross-Up Payment (or portion thereof) previously paid to or for the benefit of the Executive, such repayment by the Executive to the Company will occur promptly (and no later than by the end of the taxable year of the Executive immediately following the tax year of the Executive in which the reduction occurs). If a Gross-Up Payment becomes payable with respect to any Payment, such Gross-Up Payment will be paid by the Company to the Executive within fifteen (15) business days of the Payment and, in all events, will be paid no later than the end of the Executive’s tax year following the Executive’s tax year in which the Executive remits the Excise Tax. For purposes of this Agreement, “Accounting Firm” means KPMG LLP; provided, that, if KPMG LLP withdraws from its provision of services to the Company with respect to this Agreement, then the Accounting Firm shall mean an independent nationally recognized accounting firm selected by the Company following good faith consultation with Parent.

2. Determination of whether a Gross-Up Payment is required pursuant to this Agreement, and, if applicable, the amount of such Gross-Up Payment, will be made at the Company’s expense by the Accounting Firm, in a manner reasonably satisfactory to Parent (with such determination by Parent not to be unreasonably withheld or delayed), and any such determination by the Accounting Firm shall be binding upon the Company and its successors and assigns and the Executive and the Executive’s heirs. The Accounting Firm shall promptly provide detailed supporting calculations as reasonably requested by Company, Parent or the Executive.

3. For purposes of determining the amount of any Gross-Up Payment, the Executive will be deemed to pay (a) federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and (b) applicable state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence in the calendar year in which the Gross-Up Payment is to be made.

4. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that a Gross-Up Payment which will not have been made by the Company should have been made (an “Underpayment”) or that a Gross-Up Payment or any portion thereof are made by the Company that should not have been made (an “Overpayment”). If it is determined that an Underpayment has occurred, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Executive, subject to the limits set forth in Section 1. If it is determined that an Overpayment has occurred, the Accounting Firm shall determine the amount of the Overpayment that has occurred, and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive (to the extent the Executive has received a refund, if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company; provided, that if the Company and Parent determine that such repayment obligation would be or result in an unlawful extension of credit under Section 13(k) of the Securities Exchange Act of 1934, as amended, or otherwise violates applicable law, repayment shall not be required. The Executive shall cooperate with any reasonable requests made by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax. Any payment under this Section 4 or Section 5 must be made, (a) in cases where an Underpayment is determined as a result of the audit or litigation, by the end of the Executive’s tax year immediately following the Executive’s tax year in which the Executive remits the resulting taxes to the taxing authority; or (b) in cases where taxes are determined not to be due as a result of the audit or litigation, by the end of the taxable year of the Executive immediately following the tax year of the Executive in which the audit is complete or there is a final and nonappealable settlement or other resolution of the litigation.

5. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a payment resulting in an Underpayment. The Executive shall provide the Company with such notification (including a copy of the notice of claim by the Internal Revenue Service) as soon as practicable, but no later than ten (10) business days after the Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such thirty (30)-day period that it desires to contest such claim, the Executive shall:

a. give the Company any information reasonably requested by the Company relating to such claim;

b. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

c. cooperate with the Company in good faith in order to effectively contest such claim; and

d. permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including related interest and penalties) imposed as a result of such representation and payment of costs and expenses, subject to the limits set forth in Section 1.

Without limitation on the foregoing provisions of this Section 5, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis (subject to the limits set forth in Section 1), with respect to any Excise Tax or income tax (including related interest or penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company’s control of the contest shall be limited to issues that may impact Gross-Up Payments under this Section 5, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 5, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of this Section 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section 5, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

6. No provision of the Agreement shall be construed to give the Executive any right to become, to be treated as, or to remain an employee or service provider to the Company, Parent or any of their affiliates or successors. The Company reserves the right to terminate the Executive’s employment or services at any time for any reason or no reason, with or without cause and with or without advance notice.

7. Notwithstanding anything to the contrary herein, the Executive’s rights under this Agreement shall survive the termination of the Executive’s employment for any reason and the termination or expiration of this Agreement for any reason; provided, that this Agreement shall only apply in respect of the Merger and the Executive shall have no rights hereunder in the event of a “change in control ownership or effective control” (within the meaning of Code Section 280G) other than the Merger.

8. The provisions of this Agreement are severable. If any provision of this Agreement is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

9. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement unless otherwise provided in this Agreement. Other than the terms of this Agreement, no other representation, promise or agreement has been made with the Executive to cause the Executive to sign this Agreement. No provision of this Agreement may be amended, waived or discharged except by mutual written agreement of the Parties.

10. This Agreement shall be binding on the Company’s successors and assigns, including, without limitation, successors through a change in control or other merger, name change, consolidation or sale of a majority of the Company’s stock or assets, and shall be binding upon the Executive. The Executive shall not have the right to assign the Executive’s rights or obligations under this Agreement.

11. It is intended that any Gross-Up Payment shall be exempt from or comply with the application of Section 409A of the Code and the treasury regulations promulgated thereunder (“Section 409A of the Code”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A of the Code, in the event the Executive receives any Gross-Up Payment in installments, such installments, shall be treated as a series of separate payments and each such installment shall be considered a separate and distinct payment. With respect to amounts eligible for reimbursement under the terms of this Agreement: (i) the amounts eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; (ii) any right to reimbursement shall not be subject to liquidation or exchange for another benefit; and (iii) any reimbursements shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. In no event whatsoever will the Company, Parent or any of their affiliates be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

12. The laws of the State of Illinois shall govern this Agreement. If Illinois’s conflict of law rules would result in the application of another state’s laws, the Parties agree that Illinois law shall still govern. Unless otherwise provided in a separate governing agreement with respect to the Executive’s service to the Company, the Executive agrees that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Illinois. The Executive consents to the personal jurisdiction of the state and/or federal courts located in Illinois. The Executive waives (a) any objection to jurisdiction or venue or (b) any defense claiming lack of jurisdiction or improper venue in any action brought in such courts.

13. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Executive: To the most recent address set forth in the personnel records of the Company;

If to the Company:

Horizon Therapeutics Public Limited Company

70 St. Stephen’s Green

Dublin 2, D02 E2X4

Ireland

Attention: Tax—Audits

Email:

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. The Executive acknowledges that the Executive has carefully read this Agreement, knows and understands its terms and conditions and has had the opportunity to ask the Company any questions the Executive may have had prior to signing this Agreement.

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[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

HORIZON THERAPEUTICS PUBLIC LIMITED COMPANY

By:
Name:	[ ]
Title:	[ ]

Date:	[ ], 2023

[NAME OF EXECUTIVE]

Date:	[ ], 2023

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